State of Delaware
Secretary of State
Division of Corporations
Delivered 01:23 PM 08/27/2020
FILED 01:23 PM 08/27/2020
SR 20206975721 - File Number 2412596

CERTIFICATE OF DESIGNATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
CONVERSION LABS, INC.

Conversion Labs, Inc., a Delaware corporation (the "Corporation"), certifies that, pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended prior to the date hereof (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the "DGCL"), the board of directors of the Corporation (the "Board") duly approved and adopted on August 26, 2020 the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Common Stock and up to 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation ("Preferred Stock") in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to establish and fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series; and

WHEREAS, the Board desires to establish and fix such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the Series B Preferred Stock defined below.

NOW, THEREFORE, BE IT RESOLVED, that the Series B Preferred Stock be, and hereby is, created, and that the number of shares thereof, the voting powers thereof and the designations, preferences and relative, participating, optional and other special rights thereof and the qualifications, limitations and restrictions thereof be, and hereby are, as follows:

1. General.

(a) The shares of such series are designated the Series B Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred Stock"). The number of authorized shares constituting the Series B Preferred Stock shall be five thousand (5,000) shares of Series B Preferred Stock. The number of authorized shares constituting the Series B Preferred Stock from time to time may be increased (including to the extent necessary to comply with Section 3) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by (i) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (ii) the filing of amendments to the Certificate of Incorporation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

(b) The Corporation shall not have the authority to issue fractional shares of Series B Preferred Stock.

(c) Each share of Series B Preferred Stock will be identical in all respects to the other shares of Series B Preferred Stock.

(d) Shares of Series B Preferred Stock converted into Common Stock (as defined below) will be retired and will revert to authorized but unissued Preferred Stock, undesignated as to series.

(e) The Series B Preferred Stock, with respect to payment of dividends and rights upon Liquidation (defined below), ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock.

2. Certain Defined Terms. As used in this Certificate of Designations, the following terms have the respective meanings set forth below:

(a) "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the Securities Act.

(b) "Beneficial Ownership Limitation" has the meaning specified in Section 6.

(c) "Business Day" means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(d) "Bylaws" has the meaning specified in Section 7(a).

(e) "Certificate of Designations" means this Certificate of Designations of the Series B Preferred Stock of the Corporation.

(f) "Certificate of Incorporation" has the meaning specified in the first paragraph of this Certificate of Designations.

(g) "Change of Control" means the occurrence after the date hereof, directly or indirectly, of any of the following:

(i) any sale, lease, assignment, transfer or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole;

(ii) an acquisition by Person or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation;

(iii) a replacement at one time or within a one (1)-year period of more than one-half of the members of the Board that is not approved by a majority of those individuals who are members of the Board on the date hereof, or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof; or

(iv) any merger, consolidation, share exchange, recapitalization or reorganization of the Corporation with or into another Person where the Corporation is not the surviving corporation.

(h) "Closing" means the closing under the Securities Purchase Agreement.

(i) "Common Stock" means common stock of the Corporation, par value \$.0001 per share.

(j) "Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation,

any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(k) "Conversion Price" means, with respect to each share of Series B Preferred Stock, $0.65 (sixty-five cents), subject to adjustments in accordance with the provisions of Section 5(g).

(l) "Convertible Securities" has the meaning specified in Section 5(f)(iii).

(m) "Corporation" has the meaning specified in the first paragraph of this Certificate of Designations.

(n) "DGCL" has the meaning specified in the first paragraph of this Certificate of Designations.

(o) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) "Forced Conversion" has the meaning specified in Section 5(b)(i).

(q) "Forced Conversion Amount" has the meaning specified in Section 5(b)(i).

(r) "Forced Conversion Date" has the meaning specified in Section 5(b)(i).

(s) "Forced Conversion Notice" has the meaning specified in Section 5(b)(i).

(t) "Forced Conversion Redemption" has the meaning specified in Section 5(b)(ii).

(u) "Forced Conversion Redemption Amount" has the meaning specified in Section 5(b)(ii).

(v) "Forced Conversion Redemption Date" has the meaning specified in Section 5(b)(ii).

(w) "Forced Conversion Redemption Notice" has the meaning specified in Section 5(b)(ii).

(x) "Forced Conversion Redemption Notice Date" has the meaning specified in Section 5(b)(ii).

(y) "Holder" means, with respect to shares of Series B Preferred Stock, the stockholder in whose name such Series B Preferred Stock is registered in the stock books of the Corporation.

(z) "Holder Director" has the meaning specified in Section 7(d).

(aa) "Junior Stock" means the Common Stock and any other class or series of shares of capital stock of the Corporation hereafter authorized or established by the Board over which the Series B Preferred Stock has priority in the payment of dividends and in the distribution of assets upon any Liquidation.

(bb) "Liquidation" means: (A) any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; or (B) unless the Purchasers holding a majority of the shares of Series B Preferred Stock then outstanding elect otherwise by written notice sent to the Corporation, a Change of Control; provided, however, that for the purposes of this definition and Section 4, the following shall not be deemed a Liquidation: (i) a consolidation of the Corporation with a Subsidiary, so long as the ownership

of the Corporation remains substantially the same immediately following such consolidation; (ii) a merger effected to change the jurisdiction of incorporation of the Corporation so long as the ownership of the Corporation remains substantially the same immediately after such merger; or (iii) a public or private equity offering by the Corporation that does not result in a Change of Control.

(cc) "Market Price" means the VWAP of such security for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate of Designation).

(dd) "Minimum Dividend Date" has the meaning specified in Section 5(b)(iv).

(ee) "National Securities Exchange" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

(ff) "Optional Conversion Date" has the meaning specified in Section 5(a)(iii).

(gg) "Optional Conversion Notice" has the meaning specified in Section 5(a)(iii).

(hh) "Optional Conversion Right" has the meaning specified in Section 5(a)(i).

(ii) "Optional Redemption" has the meaning specified in Section 8(a).

(jj) "Optional Redemption Amount" has the meaning specified in Section 8(b).

(kk) "Optional Redemption Date" has the meaning specified in Section 8(a).

(ll) "Optional Redemption Notice" has the meaning specified in Section 8(a).

(mm) "Optional Redemption Notice Date" has the meaning specified in Section 8(a).

(nn) "Original Issue Date" means the date of this Certificate of Designations.

(oo) "Parity Stock" means any class or series of shares of the Corporation that have *pari passu* priority with the Series B Preferred Stock in the payment of dividends or in the distribution of assets upon any Liquidation.

(pp) "Per Share Forced Conversion Redemption Price" has the meaning specified in Section 5(b)(ii).

(qq) "Per Share Optional Redemption Price" has the meaning specified in Section 8(b).

(rr) "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.

(ss) "PIK Share" has the meaning specified in Section 3(a).

(tt) "Preferred Dividends" has the meaning specified in Section 3(a).

(uu) "Preferred Holders" has the meaning specified in Section 4(a).

(vv) "Preferred Stock" has the meaning specified in the recitals to this Certificate of Designations.

(ww) "Purchasers" means the initial purchasers of Series B Preferred Stock pursuant to the Series B Purchase Agreement and their respective successors and permitted assigns.

(xx) "Purchased Shares" has the meaning specified in Section 5(g)(v).

(yy) "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zz) "Securities Purchase Agreement" means that certain Securities Purchase Agreement, dated as of August 27, 2020, by and among the Corporation and the Purchasers.

(aaa) "Senior Stock" means each class of capital stock or series of preferred stock established after the Original Issue Date by the Board, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to payment of dividends or in the distribution of assets upon any Liquidation.

(bbb) "Series B Issue Price" means, with respect to each share of Series B Preferred Stock, including any share of Series B Preferred Stock issued as PIK Shares, $1,000, subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events.

(ccc) "Series B Liquidation Preference" means, with respect to each share of Series B Preferred Stock outstanding as of immediately prior to any Liquidation, an amount equal to the greater of: (i) an amount equal to the sum of (A) the Series B Issue Price, plus (B) any accrued but unpaid dividends on such share of Series B Preferred Stock as of immediately prior to such Liquidation in accordance with Section 3, and (ii) the amount that would be distributable pursuant to such Liquidation in respect of the shares of Common Stock into which such share of Series B Preferred Stock would be converted pursuant to Section 5 (without regard to any of the limitations on convertibility contained therein or in Section 6 and plus any payment in respect of any fractional interest pursuant to Section 5(c)) if all outstanding shares of the Corporation's Series B Preferred Stock were converted into shares of Common Stock as of immediately prior to such Liquidation; provided, that, in each such case, if a Liquidation occurs prior to the Minimum Dividend Date, in calculating the accrued but unpaid dividends on such share of Series B Preferred Stock held by such holder, the Holder will be deemed entitled to, and such share of Series B Preferred Stock shall be deemed to have accrued, all Preferred Dividends that would have accrued between the date of the Closing and the Minimum Dividend Date, less any PIK Shares previously issued to the Holder prior to such Liquidation.

(ddd) "Series B Preferred Stock" has the meaning specified in Section 1(a).

(eee) "Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

(fff) "Trading Day" means a day during which trading in securities generally occurs on the National Securities Exchange or other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, "Trading Day" means a Business Day.

(ggg) "Transfer Agent" means Worldwide Stock Transfer, LLC, acting as the Corporation's duly appointed transfer agent, registrar, conversion agent, dividend disbursing agent and paying agent for any securities of the Corporation, and its successors and assigns, or any other Person appointed to serve as transfer agent, registrar, conversion agent, dividend disbursing agent or paying agent by the Corporation.

(hhh) "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on a National Securities Exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a National Securities Exchange, the volume weighted average price of a share of Common Stock for such date (or the nearest preceding date) on the OTCQB or the OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on the OTCQB or the OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

3. Dividends.

(a) Each holder of Series B Preferred Stock shall be entitled to receive, with respect to each share of Series B Preferred Stock then outstanding and held by such holder, dividends at the rate of thirteen percent (13%) per annum (the "Preferred Dividends"). The Preferred Dividends shall accrue and be cumulative from and after the date of issuance of any share of Series B Preferred Stock on a daily basis computed on the basis of a 365-day year and compounded quarterly (i.e., by increasing the Series B Issue Price of each share of Series B Preferred Stock quarterly in an amount equal to the sum of the Preferred Dividends payable per share of Series B Preferred Stock) whether or not earned or declared and whether or not the Corporation shall have assets legally available therefore. The Preferred Dividends are payable only when, as, and if declared by the Board and the Corporation has no obligation to pay such Preferred Dividends; provided, however, if the Board determines to pay any Preferred Dividends, the Corporation shall pay such dividends in kind in a number of additional shares of Series B Preferred Stock (the "PIK Shares") equal to the quotient of (i) the aggregate amount of the Preferred Dividends being paid by the Corporation in respect of the shares of Series B Preferred Stock held by such Holder, divided by (ii) the Series B Issue Price; provided, further, that, at the election of the Purchasers holding a majority of the shares of Series B Preferred Stock then outstanding, in in their sole discretion, such Preferred Dividends shall be paid in cash or a combination of cash and PIK Shares. No fractional shares of Series B Preferred Stock shall be issued to any Holder pursuant to this Section 3(a) (after taking into account all shares of Series B Preferred Stock held by such Holder) and in lieu of any such fractional share, the Corporation shall pay to such Holder one additional whole share of Series B Preferred Stock. Each share of Series B Preferred Stock paid as a PIK Share under this Section 3(a) shall have a deemed value equal to the Series B Issue Price.

(b) Notwithstanding the foregoing, the Preferred Dividends may be paid in cash at the election of the Corporation if, and only if, (A) the Purchasers holding a majority of the shares of Series B Preferred Stock then outstanding consent in writing to the payment of any specific dividend in cash, or (B) at any time following the twenty-four (24) month anniversary of the Closing, (i) the prevailing VWAP of the

Common Stock over the trailing ninety (90)-day period is equal to or greater than $3.00 per share (subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events), and (ii) the average trading volume of the Common Stock over the trailing ninety (90)-day period is equal to or greater than 200,000 shares of Common Stock per day, or (C) at any time following the thirty-six (36) month anniversary of the Closing. Subject to the rights of holders of any Senior Stock, Holders will be entitled to receive any such Preferred Dividends paid in cash pursuant to this Section 3(b) prior to any cash distributions made in respect of any Junior Stock in respect of the same calendar quarter, out of funds legally available for payment.

(c) Dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation's securities, including the Common Stock, from time to time out of funds legally available for such payment, provided, that in the event that the Corporation declares or pays any dividends upon the Common Stock, other than non-cash dividends that give rise to an adjustment to the Conversion Price pursuant to Section 5(f), the Corporation shall also declare and pay to the Holders of the Series B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

4. Liquidation.

(a) In the event of any Liquidation, subject to the rights of holders of any Senior Stock and before any distribution is made to holders of shares of Junior Stock, the Holders of the Series B Preferred Stock and Parity Stock (the "Preferred Holders") will be entitled to receive in respect of each share of Series B Preferred Stock and Parity Stock held by such Preferred Holder as of immediately prior to such Liquidation, from the assets of the Corporation, or proceeds thereof, distributable among the holders of the Corporation's then-outstanding shares of capital stock, an amount equal to their respective liquidation preference applicable to such share of Series B Preferred Stock or Parity Stock, as the case may be. The liquidation preference applicable to holders of Series B Preferred Stock shall be the amount of the Series B Liquidation Preference. If, upon such Liquidation, the assets of the Corporation, or proceeds thereof, are insufficient to pay the full liquidation preference of each Preferred Holder, then all such assets and proceeds of the Corporation so distributable will be distributed ratably in respect of the then-outstanding shares of Series B Preferred Stock and Parity Stock, in proportion to their respective liquidation preferences.

(b) Notice of any Liquidation will be given by mail, postage prepaid, not less than thirty (30) days prior to the distribution or payment date stated therein, to each Preferred Holder appearing on the stock books of the Corporation as of the date of such notice at the address of said Preferred Holder shown therein. Such notice will state a distribution or payment date, the aggregate liquidation preference distributable in respect of all shares of Series B Preferred Stock and Parity Stock then held by such Preferred Holder and the place where such amount will be distributable or payable.

(c) After the payment to the Preferred Holders of all amounts distributable pursuant to Section 4(a), the Holders of outstanding shares of Series B Preferred Stock will have no right or claim, based on their ownership of shares of Series B Preferred Stock, to any of the remaining assets of the Corporation by reason of their ownership of Series B Preferred Stock.

5. Conversion.

(a) Optional Conversion by the Holder.

(i) Subject to the terms and conditions of Section 6, each Holder of shares of Series B Preferred Stock shall have the right to convert all or any portion of such Holder's Series B Preferred Stock into fully paid and non-assessable shares of Common Stock at any time or from time to time at such Holder's sole discretion (the "Optional Conversion Right"). Each share of Series B Preferred Stock as to which the Optional Conversion Right is exercised shall be converted into such number of shares of Common Stock equal to the quotient of: (i) the sum of (A) the Series B Issue Price, plus (B) any accrued but unpaid dividends on such share of Series B Preferred Stock as of immediately prior to the conversion thereof, including the Preferred Dividends, divided by (ii) the Conversion Price of such share of Series B Preferred Stock in effect at the time of conversion (rounded down to the nearest whole share with any fractional shares being paid in cash in accordance with Section 5(c)).

(ii) The Optional Conversion Right of a Holder of Series B Preferred Stock shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Series B Preferred Stock held by such Holder (an "Optional Conversion Notice"), which notice shall state (i) the number of shares of Series B Preferred Stock that are being redeemed by such Holder and (ii) specify the name or names (with address or addresses) in which shares of Common Stock are to be issued.

(iii) The conversion of any share of Series B Preferred Stock shall be deemed to have been made in connection with any exercise of the Optional Conversion Right at the close of business on the date the Optional Conversion Notice is deemed given in accordance with Section 10 (the "Optional Conversion Date"). Until the Optional Conversion Date with respect to any share of Series B Preferred Stock has occurred, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends and (B) entitle the Holder thereof to the voting rights provided in Section 7. Effective as of the Optional Conversion Date, the rights of the Holder of such shares of Series B Preferred Stock as a holder thereof will cease and from and after such time the Person entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock.

(iv) As promptly as practicable on or after the Optional Conversion Date, the Corporation will update or cause to be updated the Corporation's stock register to reflect the shares of Common Stock held by such Holder as a result of the Optional Conversion and issue and deliver, or cause to be issued and delivered, (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 5(c), to the Person or Persons entitled to receive the same. Each Holder agrees to surrender at the office of the Corporation the certificate(s) in respect of the Series B Preferred Stock so converted, duly endorsed or assigned to the Corporation or in blank, as applicable.

(b) Forced Conversion by the Corporation.

(i) Subject to the terms and conditions of Section 6, if at any time following the twelve (12)-month anniversary of the Closing (A) the prevailing VWAP of the Common Stock over the trailing ninety (90)-day period is equal to or greater than $3.00 per share (subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events), and (B) the average trading volume of the Common Stock over the trailing ninety (90)-day period is equal to or greater than 200,000 shares of Common Stock per day, the Corporation shall have the right, but not the obligation, in its sole discretion, to elect to convert all, but not less than all, of the then-outstanding shares of Series B Preferred Stock into Common Stock by delivering written notice of such election (the "Forced Conversion Notice") to the Holders of the Series B Preferred Stock within ten (10) Business Days following the satisfaction of the criteria in clauses (A) and (B) above (a "Forced

Conversion"). Subject to Section 5(b)(ii) and Section 5(b)(iv), on the Forced Conversion Date, each share of Series B Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock equal to the quotient of: (x) the sum of (1) the Series B Issue Price, plus (2) any accrued but unpaid dividends on such share of Series B Preferred Stock as of immediately prior to the conversion thereof, including the Preferred Dividends, divided by (y) the Conversion Price of such share of Series B Preferred Stock in effect at the time of conversion (the "Forced Conversion Amount") (rounded down to the nearest whole share with any fractional shares being paid in cash in accordance with in Section 5(c)). The Forced Conversion Notice shall state (i) the number of shares of Series B Preferred Stock held by such Holder that are proposed to be converted, and (ii) the date on which such Forced Conversion shall occur, which date shall be the thirtieth (30th) day following the date such Forced Conversion Notice is deemed given pursuant to Section 10 (or, if such date falls on a day other than a Business Day, the next day that is a Business Day) (a "Forced Conversion Date").

(ii) In the event of a Forced Conversion pursuant to Section 5(b)(i), at any time prior to the Forced Conversion Date, a Holder may elect, in its sole discretion and in lieu of the Forced Conversion, to have each then-outstanding share of Series B Preferred Stock held by such Holder be redeemed by the Corporation (a "Forced Conversion Redemption") by delivering written notice to the Corporation (a "Forced Conversion Redemption Notice" and the date such Holder delivers such notice to the Corporation, a "Forced Conversion Redemption Notice Date") prior to the Forced Conversion Date, which notice shall state (A) the number of shares of Series B Preferred Stock that are to be redeemed, (B) the date on which such Forced Conversion Redemption shall occur, which date shall be the tenth (10th) Business Day following the applicable Forced Conversion Redemption Notice Date (or, if such date falls on a day other than a Business Day, the next day that is a Business Day) (the "Forced Conversion Redemption Date") and (C) the wire instructions for the payment of the applicable Forced Conversion Redemption Amount (as defined below) to such Holder. Each share of Series B Preferred Stock that is the subject of a Forced Conversion Redemption pursuant to this Section 5(b)(ii) shall be redeemed by the Corporation in cash at a price per share equal to the sum of (1) the Series B Issue Price, plus (2) any accrued but unpaid dividends on such share of Series B Preferred Stock, including the Preferred Dividends (the "Per Share Forced Conversion Redemption Price"). On the applicable Forced Conversion Redemption Date, the Corporation shall deliver, or shall cause to be delivered, to each Holder the product of (x) the Per Share Forced Conversion Redemption Price multiplied by (y) the number of shares of Series B Preferred Stock set forth in the Forced Conversion Redemption Notice (the "Forced Conversion Redemption Amount"), in cash by wire transfer of immediately available funds pursuant to the wire instructions provided in the Forced Conversion Redemption Notice.

(iii) Until the Forced Conversion Date or Forced Conversion Redemption Date, as applicable, with respect to any share of Series B Preferred Stock has occurred, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends pursuant to Section 3 and (B) entitle the Holder thereof to the voting rights provided in Section 7. Effective as of the Forced Conversion Date or Forced Conversion Redemption Date, as applicable, the rights of the Holder of such shares of Series B Preferred Stock as a holder thereof will cease and, in the case of a Forced Conversion, from and after such time the Person entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock.

(iv) If a Forced Conversion or Forced Conversion Redemption, as applicable, occurs prior to the twenty-four (24)-month anniversary of the Closing (the "Minimum Dividend Date"), in calculating (a) the number of shares of Common Stock issuable to the Holder in connection with such Forced Conversion or (b) the Per Share Forced Conversion Redemption Price, as applicable, the Holder will be entitled to an amount equal to all Preferred Dividends that would have been deemed to have accrued between the date of the Closing and the Minimum Dividend Date, less any Preferred Dividends previously

paid to the Holder prior to such Forced Conversion or Forced Conversion Redemption, as applicable, and (x) the number of shares of common stock issuable to the Holder in connection with such Forced Conversion or (y) the Per Share Forced Conversion Redemption Price, as applicable, shall be increased, accordingly. Until the Forced Conversion Date with respect to any share of Series B Preferred Stock has occurred, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends and (B) entitle the Holder thereof to the voting rights provided in Section 7. Effective as of the Forced Conversion Date, the rights of the Holder of such shares of Series B Preferred Stock as a holder thereof, including the accrual of Preferred Dividends, will cease and from and after such time the Person entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock; provided, however, in the event the Holder elects a Forced Conversion Redemption pursuant to Section 5(b)(ii), the rights of such Holder will survive until the Forced Conversion Redemption Date, other than the accrual of the Preferred Dividends, which shall be deemed to have ceased on the Forced Conversion Date.

(v) As promptly as practicable on or after the Forced Conversion Date or any Forced Conversion Redemption Date, as applicable, the Corporation will update or cause to be updated the Corporation's stock register to reflect the shares of Common Stock held by such Holder as a result of the Forced Conversion and issue and deliver or cause to be issued and delivered (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 5(c), to the Person or Persons entitled to receive the same. Each Holder agrees to surrender at the office of the Corporation the certificate(s) in respect of the Series B Preferred Stock so converted, duly endorsed or assigned to the Corporation or in blank.

(c) Fractional Interests. If more than one share of Series B Preferred Stock is presented for conversion at the same time by the same Holder (either pursuant to Section 5(a) or Section 5(b)), the number of full shares of Common Stock which will be issuable upon such conversion thereof will be computed on the basis of the aggregate number of shares of Series B Preferred Stock to be converted by such Holder. The Corporation will not be required upon the conversion of any shares of Series B Preferred Stock to issue any fractional shares of Common Stock, but shall, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the product of (i) such fraction, multiplied by (ii) the Market Price of the Common Stock. No Holder of Series B Preferred Stock will be entitled to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

(d) Obligations. The Corporation's obligations to issue and deliver shares of Common Stock upon conversion of shares of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock or Preferred Stock (as applicable).

(e) Payment of Taxes. The Corporation will pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto. The Corporation also will not impose any service charge in connection with any conversion of the shares of Series B Preferred Stock to shares of Common Stock. The Corporation will not be required, however, to pay any tax or other charge imposed in respect of any transfer

involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any recipient other than any such Holder of a share of Series B Preferred Stock converted, and in the case of, any such transfer or payment, the Transfer Agent for the Series B Preferred Stock and the Corporation will not be required to issue or deliver any certificate or pay any cash until (i) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Transfer Agent for the Series B Preferred Stock or the Corporation, or (ii) it has been established to the Corporation's satisfaction that any such tax or other charge that is or may become due has been paid.

(f) Conversion Price Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(f)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Pro Rata Distributions. During such time as the Series B Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of the Series B Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the date of any conversion pursuant to this Section 5, upon conversion of any shares of the Series B Preferred Stock into Common Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such conversion, as applicable, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common

Stock in an issuance triggering an adjustment pursuant to Section 5(f)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(f) but not expressly provided for by such provisions (including, without limitation, pro rata repurchases, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, or issuing Convertible Securities with a variable conversion formula that is more favorable than those of the Series B Preferred Shares), then the Corporation's Board will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders of the Series B Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5(f).

(v) Other Adjustments. The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 5(f), if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes. If the Corporation takes any action affecting the Common Stock, other than an action described in Section 5(f), which upon a determination by the Board, in its good faith discretion (such determination intended to be a "fact" for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Series B Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board determines in good faith to be equitable in the circumstances.

(vi) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 5(f), any subsequent event requiring an adjustment under this Section 5(f) shall cause an adjustment to such Conversion Price, as so adjusted.

(vii) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth ($1/10^{th}$) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 5(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that upon any conversion adjustment pursuant to this Section 5(f), adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(viii) Notice of Adjustment. Upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof in accordance with Section 10, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

6. Limitations on Conversion. The Corporation shall not effect the conversion of shares of Series B Preferred Stock, and a holder of Series B Preferred Stock shall not have the right to convert any such shares, to the extent that after giving effect to such conversion, such Person (together with such Person's Affiliates) would beneficially own in excess of 4.99% (the "Beneficial Ownership Limitation") of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by such Person and its Affiliates with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unexercised shares of Series B Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any

other securities of the Corporation beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Certificate, in determining the number of outstanding shares of Common Stock, a holder of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series B Preferred Stock, the Corporation shall within two (2) Business Days confirm to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by a holder thereof and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a holder of Series B Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

7. Voting.

(a) The Holders of shares of Series B Preferred Stock shall only have such voting rights as provided for in this Section 7 or as otherwise specifically required by law, the Certificate of Incorporation or the Corporation's Bylaws (the "Bylaws").

(b) Each Holder of outstanding shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote and subject to the Beneficial Ownership Limitation and applicable law, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which such share of Series B Preferred Stock is convertible at the Conversion Price.

(c) In addition to any other vote or consent of stockholders required by law, the Certificate of Incorporation, or the Bylaws, at all times that at least 30% of the number of shares of Series B Preferred Stock sold at the Closing are outstanding, the Corporation will not, directly or indirectly, without the affirmative vote at a meeting (or the written consent with or without a meeting) of the Purchasers holding a majority of the shares of Series B Preferred Stock then outstanding:

(i) create, or authorize the creation of, establish, designate, or authorize the designation of, or issue or sell, or obligate itself to issue or sell, or approve the issuance of any shares of, Series B Preferred Stock or any other class or series of capital stock constituting Senior Stock or Parity Stock, or increase or decrease the authorized number of shares of Series B Preferred Stock or increase or

decrease the authorized number of shares of any other class or series of capital stock constituting Senior Stock or Parity Stock;

(ii) adopt a plan for the liquidation, dissolution or winding up of the affairs of the Corporation or any recapitalization plan, file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(iii) enter into any Change of Control transaction or consent to any Change of Control transaction;

(iv) enter into any transaction, other than in the ordinary course of business, with any Affiliate or shareholder of the Corporation;

(v) incur, assume or suffer to exist any indebtedness for borrowed money in excess of $500,000 in the aggregate;

(vi) amend, alter or repeal the Certificate of Incorporation or Bylaws of the Corporation and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock;

(vii) materially change the nature or scope of the business of the Corporation or enter into any new line of business outside of providing telehealth services and direct to consumer over-the-counter products and prescription medications in the hair loss, immune health, men's health and disaster preparedness segments, or the Corporation's existing software as a service business solution related to PDF files;

(viii) enter into any line of business under which the products or services offered by the Corporation are paid for in whole or in part by government health care programs or commercial insurance companies, including managed care entities; or

(ix) enter into any agreement with respect to any of the foregoing.

The affirmative vote (or written consent) required in this Section 7(c) shall be in addition to any approval of stockholders of the Corporation that may be required by law or pursuant to any provision of the Certificate of Incorporation or the Bylaws.

8. Redemption Rights.

(a) At any time (A) after December 31, 2020, if a sufficient number of shares of Common Stock are not available to effect the conversion of the Series B Preferred Stock outstanding into Common Stock and the exercise of the Warrants (as defined in the Securities Purchase Agreement), or (B) after the three (3) year anniversary of the Closing, each Holder shall have the right, in its sole and absolute discretion (in addition to and not to the exclusion of any remedy such Holder may have at law or in equity), to require that the Corporation redeem (an "Optional Redemption"), to the fullest extent permitted by law and out of funds lawfully available therefor, all or any portion of such Holder's Series B Preferred Shares then outstanding by delivering written notice thereof (an "Optional Redemption Notice" and the date such notice is deemed given in accordance with Section 10, an "Optional Redemption Notice Date") to the Corporation, which notice shall state (i) the number of shares of Series B Preferred Stock that are being redeemed by such Holder, (ii) the date on which such Optional Redemption shall occur, which date shall be the thirtieth (30th) day from the applicable Optional Redemption Notice Date (or, if such date falls on a day other than

a Business Day, the next day that is a Business Day) (an "Optional Redemption Date") and (iii) the wire instructions for the payment of the applicable Optional Redemption Price (as defined below) to such Holder; provided, however, that right of the Holders to cause an Optional Redemption under clause (B) above shall expire at such time as (i) the Common Stock is listed for trading on a National Securities Exchange and (ii) the VWAP of the Common Stock over any ninety (90)-day period is equal to or greater than $2.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events.

(b) Each share of Series B Preferred Stock subject to redemption pursuant to this Section 8 shall be redeemed by the Corporation in cash at a price equal to the sum of (1) the Series B Issue Price, plus (2) any accrued but unpaid dividends on such share of Series B Preferred Stock, including the Preferred Dividends (the "Per Share Optional Redemption Price"). On the applicable Optional Redemption Date, the Corporation shall deliver, or shall cause to be delivered, to each Holder the product of (x) the Per Share Optional Redemption Price multiplied by (y) the number of shares of Series B Preferred Stock set forth in the Optional Redemption Notice (the "Optional Redemption Amount"), in cash by wire transfer of immediately available funds pursuant to the wire instructions provided in the Optional Redemption Notice. In the event of a redemption of less than all of the shares of Series B Preferred Stock held by a Holder, the Corporation shall promptly issue and deliver, or cause to be issued and delivered, to the Holder a new Series B Preferred Stock certificate representing the remaining Series B Preferred Shares held by such Holder.

(c) Notwithstanding anything to the contrary in this Section 8, until the applicable Optional Redemption Date, the shares of Series B Preferred Stock that are subject to the applicable Optional Redemption may be (i) converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 5. All shares of Series B Preferred Stock converted by a Holder pursuant to Section 5 after the delivery of an Optional Redemption Notice shall reduce the Series B Preferred Shares required to be redeemed on the Optional Redemption Date.

(d) If upon an Optional Redemption Date, the assets of the Corporation are insufficient to pay the applicable Optional Redemption Price, the Corporation shall redeem on such date, pro rata among the Holders to be redeemed in proportion to the aggregate number of Series B Preferred Shares then held by each such Holder on the applicable Redemption Date. Dividends on the shares Series B Preferred Stock that have not been redeemed, including the Preferred Dividends, shall continue to accrue until such time as the Corporation redeems such shares Series B Preferred Stock. If the Corporation is unable to redeem all of the shares of Series B Preferred Stock submitted for redemption, the Corporation shall in addition to any remedy such Holder may have under this Certificate of Designations, pay to each Holder interest at the rate of one percent (1.0%) per month (prorated for partial months) in respect of each unredeemed share of Series B Preferred Stock until paid in full.

9. Reservation and Authorization of Common Stock and Series B Preferred Stock. The Corporation covenants that, so long as any shares of Series B Preferred Stock remain outstanding:

(i) as soon as practical, but no later than December 31, 2020, the Corporation will cause a sufficient number of shares of Common Stock to be available to effect the conversion of the Series B Preferred Stock into Common Stock, whether through a reverse stock split or an amendment to the Certificate of Incorporation to authorize additional shares of Common Stock. Thereafter, the Corporation will at all times reserve and keep available, from its authorized and unissued Common Stock, solely for issuance and delivery upon the conversion of the shares of Series B Preferred Stock, 110% of such number of shares of Common Stock as from time to time will be issuable upon the conversion in full of all outstanding shares of Series B Preferred Stock;

(ii) the Corporation will, from time to time, take all actions permitted by law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to increase the authorized number of shares of its Common Stock or if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series B Preferred Stock;

(iii) the Corporation will, from time to time, take all steps necessary to increase the authorized number of shares of its Preferred Stock or Series B Preferred Stock, as applicable, if at any time the authorized number of shares of Preferred Stock or Series B Preferred Stock remaining unissued would otherwise be insufficient to allow delivery of PIK Shares in accordance with Section 3(a), assuming that the Preferred Dividends then payable would be paid in their entirety in PIK Shares;

(iv) all shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, be free of restrictions on transfer (other than restrictions on transfer arising under federal and state securities laws), not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation, and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein and liens created by the Holder thereof);

(v) to the extent the Corporation issues PIK Shares, such PIK Shares will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer (other than restrictions on transfer arising under federal and state securities laws) and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein and liens created by the Holder thereof); and

(vi) the Corporation will use its reasonable best efforts to ensure that such Common Stock and Preferred Stock, including Series B Preferred Stock, may be issued without violation of any applicable law or regulation.

10. Manner of Providing Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt: (i) if to the Corporation, to its office at 800 Third Avenue, Suite 2800, New York, NY 10022, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Corporation's stock register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

11. Other Notice Obligations. In case at any time:

(a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, in accordance with Section 10 above, (a) at least ten (10) Business Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least ten (10 Business Days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

12. No Waiver. Except as otherwise modified or provided for herein, the holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

13. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series B Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series B Preferred Stock above the Conversion Price then in effect and shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series B Preferred Stock.

14. No Other Rights. Without limiting the rights and obligations of the Corporation and any Holder of Series B Preferred Stock pursuant to any contract or agreement between the Corporation and any such Holder of Series B Preferred Stock, the shares of Series B Preferred Stock will not have any powers, designations, preferences or relative, participating, optional or other special rights, nor will there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth in this Certificate of Designations, the Certificate of Incorporation, the Bylaws or as may be provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this day of August 27, 2020.

THE CORPORATION:

CONVERSION LABS, INC.

By: */s/Justin Schreiber*
Name: Justin Schreiber
Title: Chief Executive Officer

[Signature page to Certificate of Designations of Series B Convertible Preferred Stock of Conversion Labs, Inc.]